FLEETCOR                                 Exhibit 10.2
February 24, 2023    revised and final

Tom Panther
Atlanta, GA

Delivered via email: tpanther129@gmail.com

Dear Tom:

Please see below our "revised and final offer" reflecting our conversation and desire to have you join us as our new CFO.

In this super important role, you will be responsible for leading our Finance, Accounting and Investor Relations functions and you will serve as a key member of the senior executive team.
Compensation
Salary
Your annualized salary will be $400,000, paid on a bi-weekly basis in accordance with FLEETCOR's normal payroll practice.
Bonus
You will be eligible to participate in FLEETCOR's Senior Executive Bonus Program. The target payout for this bonus will be 75% of your base pay. All bonus payouts are dependent on the company meeting its annual cash EPS target, as well as your achievement of your individual bonus performance objectives. While the bonus is performance-based, it is also intended as a retention incentive, meaning you must be an active employee at the time of the bonus payout in order to be entitled to the bonus payment. You may earn more or less than your target, up to a maximum of 150% of target. Your 2023 actual payout will be pro-rated based on your 2023 appointment date.
Equity
Cash EPS Program: At our next compensation committee meeting, we will seek approval for a grant of $400,000 (grant date value - GDV) in FLEETCOR restricted stock. This grant will be performance-based and vests assuming FLEETCOR achieves its 2023 Cash EPS budget target. This grant has a one-year vest from the date of grant. You should expect annual restricted stock grants of plus or minus $400,000 (GDV) with similar vesting requirements, assuming CEO and compensation committee find satisfactory performance for such a grant. The number of shares will be determined at the time of any such grant based on the fair market value on the grant date (e.g., GDV). Your 2023 grant will be prorated based on your appointment date.

Performance-Based Stock: At our next compensation committee meeting, we will seek approval for a grant of $1 (GDV) in FLEETCOR restricted stock. This grant will be performance-based and vests assuming FLEETCOR achieves its 2023 GAAP Revenue budget target. This grant has a three year vest from the date of grant. You should expect annual restricted stock grants of plus or minus $1 (GDV) with similar vesting requirements, assuming CEO and compensation committee find satisfactory performance for such a grant. The number of shares will be determined at the time of any such grant based on the fair market value on the grant date (e.g., GDV). Your 2023 grant will be prorated based on your appointment date.

FLEETCOR Technologies Operating co LLC
3280 Peachtree Road, Terminus 100 | Atlanta, GA 30305

Stock Options: At the next compensation committee, we will seek approval for a grant of $1,200,000 of FLEETCOR stock options (GDV). You should expect annual stock option grants of plus or minus $1,200,000 (GDV) with similar vesting requirements, assuming CEO and compensation committee find satisfactory performance for such a grant. These stock options will be granted at fair market value at the time of grant and will time vest evenly over four years.
All equity grants and vesting decisions require formal Compensation Committee approval. Full details on all equity awards may be found in the stock certificates.
Below is an illustration of your potential annualized earnings
Compensation Illustration of Potential Annualized Earnings (GDV)
Cash
•Base Salary $400,000
•Bonus % 75%
•Bonus $…at target $300,000
Subtotal $700,000

Restricted Stock (GDV)
•Cash EPS Program $400,000
•Performance-Based (GAAP Revenue) $1,200,000
Subtotal $1,600,000

Time-Based Stock Options (GDV) $1,200,000

Grand Total $3,500,000

Compensation Adjustments
Tom, as discussed, we plan to freshen our executive compensation market data by retaining a compensation consulting firm. If this updated peer compensation data results in an upward equity adjustment here in 2023 to our top FLEETCOR executives...we agree to move your compensation up proportionally.
Benefits
You will be eligible to participate in FLEETCOR's benefit plans offered to FLEETCOR employees of a similar executive status, subject to any applicable restrictions or waiting periods. Benefits include: Medical, Dental, Vision, Life, AD&D, LTD, STD, Supplemental benefits, 401 (k) participation, and vacation. Upon your start date, detailed instructions will be provided on how to make benefit elections. Coverage will begin on the first of the month after your hire date for Medical, Dental, and Vision benefits. 401(k) benefits will begin the '1st of the month' after 30 days of employment. Benefits described herein are for informational purposes only, FLEETCOR's policies and plan documents govern and should be consulted for the plan details.

FLEETCOR Technologies Operating co LLC
3280 Peachtree Road, Terminus 100 | Atlanta, GA 30305

Employment at Will

This letter does not create a contract of employment, nor is it intended to be a contract for benefits or equity. Your employment relationship with FLEETCOR is at-will. At either your option or FLEETCOR's option, your employment may be terminated at any time, with or without cause or notice.

Severance

Our executive severance policy is 6 months' base salary and benefits continuation (e.g. does not include target bonus) in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance.]

Non-Competition I Non-Solicitation

Like all company executives, you will be required to sign FLEETCOR's one year non-compete / nonsolicitation agreement / non-disclosure as a condition of your employment.
Appointment as FLEETCOR CFO
Tom, as you wind down your role with EVO, we are happy to have you onboard / consult with us, prior to your official start date, as your schedule permits. We will seek formal board approval for your appointment as FLEETCOR CFO and announce your appointment promptly post the Global Payments / EVO closing.

Our entire FLEETCOR team is excited to welcome you. We believe your experiences, especially at EVO, will prove very valuable to your start here.

Please sign this letter, scan and email to Crystal Williams, cwilliams@fleetcor.com If you have any questions, please feel free to contact me or Crystal at 678-969-7790. We look forward to your acceptance of our offer.
Sincerely,

/s/ Ron Clarke

Ron Clarke
Chairman and CEO

/s/ Tom Panther
February 27, 2023

FLEETCOR Technologies Operating co LLC
3280 Peachtree Road, Terminus 100 | Suite 2400 | Atlanta, GA 30305
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